UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 16, 2011 (August 10, 2011)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 10, 2011, the Compensation Committee of the Board of Directors of Brookdale Senior Living Inc. (the “Company”) granted shares of time-based and performance-based restricted stock to the Company’s principal financial officer and those current officers of the Company (other than the Company’s Chief Executive Officer) who were classified as “named executive officers” in the Company’s 2011 Proxy Statement.  The shares were granted as part of each officer’s total compensation package for 2011.

The number of shares awarded to each officer is set forth below.

Name	No. of Time-Based Shares Awarded	No. of Performance-Based Shares Awarded
Mark W. Ohlendorf	34,159	34,159
John P. Rijos	34,159	34,159
T. Andrew Smith	34,159	34,159
Gregory B. Richard	25,641	25,641

The time-based shares will vest ratably in four installments on May 20, 2012, May 20, 2013, May 20, 2014 and May 20, 2015, subject only to an officer’s continued employment.

Seventy-five percent (75%) of the performance-based shares will vest on May 20, 2014 and twenty-five percent (25%) of the performance-based shares will vest on May 20, 2015, in each case subject to an officer’s continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee.

The performance targets for the first tranche of performance-based shares are based on the Company’s three year compound annual growth rate (CAGR) of CFFO per share, with results to be measured based on the Company’s CFFO per share in 2013.  For purposes of the calculation, CFFO per share will exclude acquisition, integration and other transaction costs and will also exclude federal income taxes to the extent that the Company becomes a federal income taxpayer in future periods.

The performance targets for the second tranche of performance-based shares are based on the Company’s calendar year 2014 return on investment (ROI) on all Program Max projects approved in 2011 and completed prior to the end of 2012.

With respect to each performance-based tranche, achievement of the threshold level of performance would result in the vesting of 40% of the shares in that performance-based tranche.  Achievement of the targeted level of performance would result in the vesting of 100% of the shares in that performance-based tranche.  Any performance-based shares which do not vest in either tranche will be forfeited.

Under the terms of the time-based restricted stock awards granted to these officers, if an officer’s employment is terminated by the Company without cause, the next tranche of unvested shares will immediately vest.  All other time-based shares would be forfeited in such event.  Upon the occurrence of a change of control, the next tranche of unvested time-based shares will immediately vest.  All other shares would remain outstanding and would vest on the previously established vesting dates (subject only to continued employment).  In addition, in the event an executive’s employment is terminated without cause by the Company, or the executive terminates employment for good reason, within 12 months following such change of control, all remaining unvested time-based shares will immediately vest.  In the event an executive’s employment terminates by reason of death or disability, the tranche of shares subject to vesting at the next vesting date will remain outstanding until such date, at which time the shares in that tranche will vest.

Under the terms of the performance-based restricted stock awards granted to these officers, if an officer’s employment is terminated by the Company without cause or terminates by reason of death or disability, all shares eligible to vest on the next vesting date would remain outstanding until the next vesting date (with all other shares from the performance-based grant being immediately forfeited) and would vest only if (and to the extent) that the relevant performance targets for such tranche have been achieved. If the termination occurs on or prior to May 20, 2013, however, the officer would only be able to achieve vesting of up to 25% or 50% of the performance shares (depending on the date of termination and the actual compound annual growth rate (CAGR) of CFFO per share during 2011 or 2011-2012, as applicable). The actual number of shares that would remain outstanding and be eligible to vest on May 20, 2012 or May 20, 2013 (depending on the date of termination) would be determined assuming the performance target for the first tranche of the performance-based restricted shares was based only on the compound annual growth rate (CAGR) of CFFO per share during 2011 or 2011-2012 (as applicable).

Pursuant to the terms of the performance-based restricted stock awards, upon the occurrence of a change of control, all of the shares will automatically convert to time-based vesting.  In addition, upon the date of the change of control, the next tranche of these shares would immediately vest. If the change of control occurs on or prior to May 20, 2013, however, only 25% or 50% of these shares would immediately vest, depending on the date of the change of control.  If the change of control occurs on or prior to May 20, 2012, 25% of these shares would vest and if the change of control occurs after that date but on or prior to May 20, 2013, 50% of these shares would vest.  All other shares would remain outstanding and would vest on the previously established vesting dates (subject only to continued employment). In the event an executive’s employment is terminated without cause by the Company, or the executive terminates employment for good reason, within 12 months following such change of control, all remaining unvested shares will immediately vest.

The restricted share agreements associated with the awards granted to these officers contain non-competition, non-solicitation, non-disparagement and confidentiality covenants.

Each of these officers will also be entitled to receive dividends on unvested shares granted to them, to the extent that any such dividends are declared in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	August 16, 2011	By:	/s/ T. Andrew Smith
		Name:	T. Andrew Smith
		Title:	Executive Vice President, General Counsel and Secretary